FOR IMMEDIATE RELEASE - NOVEMBER 20, 2003

BREA, CA, November 20, 2003 -- Krystal Digital Corporation (OTC BB: KDGC) announced today that on November 5, 2003 it consummated the acquisition of 100% of the capital stock of Shecom Corporation ("Shecom"). At the time of the transaction, there were 1,000,000 shares of common stock of Krystal Digital issued and outstanding and an additional 2,125,000 shares that Krystal Digital agreed to issue upon consummation of the transaction for investment banking and related financial services. Under the terms of the agreement and plan of reorganization, Krystal Digital has issued to the former stockholders of Shecom 19,823,438 shares of Krystal Digital's common stock and warrants to purchase an additional 2,051,619 such shares, constituting 87.5% of the total issued and outstanding equity securities and shares of common stock subject to derivative securities, respectively, of Krystal Digital.

Shecom is a leading independent, non-franchised information technology ("IT") distributor that sells a full range of computer peripherals, memory components, software and other computer products. Such products include a branded line of computer peripheral and consumer electronic devices, marketed under its Ikebana(TM) brand, which consists of cutting-edge electronics such as DVD recorders, CD-RW recorders and players and other multi-media products.

Shecom's customer base is comprised of a global network of corporate resellers, value-added resellers, direct marketers, other major distributors, Internet resellers, and large national retailers. Shecom's largest customers include major IT distributors such as A.C. & D.C., Total Micro, and New Elco and national retail chains such as Fry's Electronics. By constantly striving to provide superior customer service, Shecom believes that it has cultivated long-term relationships with many of its clients. Shecom continuously seeks to set itself apart from other competitors based on its value added customer service, which includes product availability, pricing, timely delivery, and overall follow-up service.

Krystal Digital has filed a Form 8-K with the Securities and Exchange Commission which describes the terms of the Shecom acquisition and Shecom's business in detail. For more information, see the public filings made by Krystal Digital Corporation at www.sec.gov

Contact: Phillip Trad, President

                  Krystal Digital Corporation .
                  925 West Lambert Road, Suite A
                  Brea, CA  92821
                  Telephone: (714) 990-3541

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All readers are encouraged to review the 8-K to be filed in connection with the acquisition discussed above, which outlines risk factors including debt obligations, deal terms and other relevant items. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.